Exhibit 10.53
THIRD AMENDMENT TO LEASE
          THIS THIRD AMENDMENT TO LEASE (this “Amendment”) is made and entered into as of July 18, 2007, by and between RREEF AMERICA REIT II CORP. FFF, a Maryland corporation (“Landlord”), and AVANIR PHARMACEUTICALS, a California corporation (“Tenant”).
RECITALS
A.	Landlord and Tenant are parties to that certain Lease, dated April 28, 2006 (the “Original Lease”), which Original Lease has been previously amended by that certain First Amendment to Lease, dated December 14, 2006, and that certain Second Amendment to Lease, dated March 13, 2007 (collectively, the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 17,609 rentable square feet (the “Original Premises”) described as Suite No. 300A and 300B (collectively, “Suite 300”) and Suite 320 (“Suite 320”, together with Suite 300, the “Initial Premises”) and Suites 330 and 335 (collectively, the “Additional Premises”) on the third floor of the building located at 101 Enterprise, Aliso Viejo, California (the “Building”).

B.	Tenant desires to surrender to Landlord the Additional Premises containing approximately 6,290 rentable square feet described as Suite No. 330 (“Suite 330”) and Suite No. 335 (“Suite 335”) of the Building as shown on Exhibit A hereto (collectively, the “Reduction Space”) (the Original Premises, less the Reduction Space, is referred to herein as the “Remaining Premises”) and that the Lease be appropriately amended, and Landlord is willing to accept such surrender on the following terms and conditions.
          NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:
1.	Reduction.
1.1	Tenant shall vacate the Reduction Space in accordance with the terms of the Lease on or prior to July 31, 2007, which is the date immediately preceding the Reduction Effective Date (defined in 1.2 below) and, except as expressly set forth in this Section 1.1, Tenant shall fully comply with all obligations under the Lease respecting the Reduction Space up to the Reduction Effective Date, including those provisions relating to the condition of the Reduction Space and removal of Tenant’s Property therefrom; provided however, Landlord and Tenant hereby acknowledge that as of the date hereof, notwithstanding the applicable Additional Premises Commencement Dates with respect to Suite 300 and Suite 335 (as more particularly described in the first sentence of Section 2 below), Tenant has never physically occupied the Reduction Space and therefore shall not have any obligation to remove any personal property, equipment or fixtures from the Reduction Space or to restore the Reduction Space. Tenant hereby agrees that Tenant shall have no right to enter or occupy the Reduction Space at any time and, accordingly, Tenant shall return all keys to the Reduction Space and shall deliver possession of the Reduction Space to Landlord upon Tenant’s execution hereof.

1.2	Effective as of August 1, 2007 (the “Reduction Effective Date”), the Premises is decreased from approximately 17,609 rentable square feet of the Building to approximately 11,319 rentable square feet comprised of Suite 300 and Suite 320 of the Building by the elimination of the Reduction Space, and the number of unreserved parking spaces available to Tenant shall be proportionately reduced. As of the Reduction Effective Date, the Reduction Space shall be deemed surrendered by Tenant to Landlord, the Lease shall be deemed terminated with respect to the Reduction Space, and the “Premises”, as defined in the Lease and as used herein shall be deemed to mean the Remaining Premises; provided, if Tenant shall violate any provision hereof or if Tenant’s representations herein shall be false or materially misleading, Landlord shall have the right to declare this Amendment null and void and to reinstate the Lease with respect to the Reduction Space in addition to, and not in lieu of, any other rights or remedies available to Landlord.

1.3	If Tenant shall holdover in the Reduction Space beyond the day immediately preceding the Reduction Effective Date, Tenant shall be liable for Monthly Installment of Rent, Tenant’s Proportionate Share of Expenses, Insurance Costs and Taxes and other charges respecting the Reduction Space equal to 150% of the amount in effect under the Lease prorated on a per diem basis and on a per square foot basis for the Reduction Space. Such holdover amount shall not be in limitation of Tenant’s liability for damages arising from Tenant’s holding over nor shall it be deemed permission for Tenant to holdover in the Reduction Space. If, as a result of Tenant’s holding over, Landlord shall install a wall separating the Reduction Space from the balance of the Premises or otherwise incur expense in installing separate utility meters or effecting similar separations, Tenant, upon demand, shall reimburse Landlord’s costs in connection therewith.
2.	Monthly Installment of Rent. Tenant hereby acknowledges and agrees that (a) the Additional Premises Commencement Date with respect to Suite 335 occurred on April 15, 2007 and the Additional Premises Commencement Date with respect to Suite 330 occurred on July 1, 2007; and (b) Tenant shall pay Monthly Installment of Rent and Tenant’s Proportionate Share of Expenses, Taxes and Insurance Costs with respect to Suite 335 and Suite 330 for the period beginning on the applicable Additional Premises Commencement Date and ending on the Reduction Effective Date. Concurrently with Tenant’s execution of this Amendment, Tenant shall deliver to Landlord an amount equal to $26,091.60, representing the Monthly Installment of Rent owed with respect to the Suite 335 for the months (or applicable portion thereof) of April, May, June and July of 2007 and with respect to Suite 330 for the month of July of 2007. Tenant shall remain liable, subject to and in accordance with the terms of the Lease, for the payment of Tenant’s Proportionate Share of Expenses, Taxes and Insurance Costs with respect to the Additional Premises accruing prior to the Reduction Effective Date. Effective as of the Reduction Effective Date, the schedule of Monthly Installment of Rent contained in the Lease is deleted, and the following is substituted therefor:

	Rentable	Annual Rate		Monthly
	Square	Per Square		Installment of
Period	Footage	Foot	Annual Rent	Rent
7/1/07 – 7/9/07	11,319	$31.80	$359,944.20	$29,995.35
7/10/07 – 7/9/08	11,319	$32.75	$370,697.25	$30,891.44
7/10/08 – 7/9/09	11,319	$33.73	$381,789.87	$31,815.82
7/10/09 – 7/9/10	11,319	$34.74	$393,222.06	$32,768.51
7/10/10 – 7/9/11	11,319	$35.78	$404,993.82	$33,749.49
All such Monthly Installment of Rent shall be payable by Tenant in accordance with the terms of the Lease, as amended hereby.

3.	Additional Security Deposit. No additional Security Deposit shall be required in connection with this Amendment. Notwithstanding the foregoing, and provided that, during the twelve (12) month period immediately preceding the effective date of any reduction of the Security Deposit, Tenant has timely paid all Monthly Installments of Rent, Tenant’s Proportionate Share of Expenses and Taxes and all other sums and charges payable under this Lease and no default has occurred under this Lease (the “Security Reduction Conditions”), Tenant shall have the right to reduce the amount of the Security Deposit so that the new Security Deposit amount will be as follows: $37,124.65 effective as of August 1, 2008. If Tenant is entitled to a reduction in the Security Deposit, Tenant shall provide Landlord with written notice on or before June 15, 2008 requesting that the Security Deposit be reduced as provided above (the “Security Reduction Notice”). If Tenant provides Landlord with a Security Reduction Notice, and Tenant is entitled to reduce the Security Deposit as provided herein, Landlord shall refund the applicable portion of the Security Deposit to Tenant within forty-five (45) days after the later to occur of (a) Landlord’s receipt of the Security Reduction Notice, or (b) the date upon which Tenant is entitled to a reduction in the Security Deposit as provided above.

4.	Additional Consideration. As additional consideration for this Amendment, Tenant agrees to pay Landlord upon the Reduction Effective Date: (a) with respect to Suite 330, an amount equal to $63,187.45, plus the Additional Amount (as defined below), and (b) with respect to Suite 335, an amount equal to $10,350.39. As used herein, “Additional Amount” means an amount equal to the rent (i.e., monthly installments of rent plus tenant’s proportionate share of expenses, insurance costs and taxes) due and payable by Barney (as defined in Section 10 below), as tenant, under the Barney Lease (as defined in Section 10 below) with respect to the period beginning on the Substitution Effective Date (as defined in the Barney Amendment (as defined in Section 10 below)) and ending on January 31, 2008; provided, however, that in no event shall the Additional Amount exceed $42,185.00, which Landlord represents is the sum of five (5) months of monthly installment of rent payable by Barney pursuant to the terms of the Barney Lease (and Landlord shall provide to Tenant an invoice showing such amount).

5.	Tenant’s Proportionate Share. For the period commencing on the Reduction Effective Date and ending on the Termination Date, Tenant’s Proportionate Share of the Building for Expenses and Insurance Costs is 14.13%, and Tenant’s Proportionate Share of the Building for Taxes is 6.71% Notwithstanding anything in this Amendment to the contrary, Tenant shall remain liable for all year-end adjustments with respect to Tenant’s Proportionate Share of Expenses, Insurance Costs and Taxes applicable to the Reduction Space for that portion of the calendar year commencing on the applicable Additional Premises Commencement Date and ending on the Reduction Effective Date for each of Suites 330 and 335, respectively. Such adjustments shall be paid at the time, in the manner and otherwise in accordance with the terms of the Lease, unless otherwise specified herein.

6.	Expenses, Insurance Costs and Taxes. For the period commencing on the Reduction Effective Date and ending on the Termination Date, Tenant shall pay for Tenant’s Proportionate Share of Expenses, Insurance Costs, and Taxes in accordance with the terms of the Lease.

7.	Improvements to Remaining Premises.
7.1	Condition of Remaining Premises. Tenant is in possession of the Remaining Premises and agrees to accept the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment. Tenant hereby acknowledges and agrees that, effective as of the date hereof, Tenant is not entitled to the Additional Premises Maximum Amount (as defined in Exhibit B to the Original Lease) or any portion thereof, and such Additional Premises Maximum Amount has been, in effect, credited to Tenant as reflected in the calculation of the consideration owed by Tenant pursuant to the terms of Section 4 above.

7.2	Responsibility for Improvements to Remaining Premises. Any construction, alterations or improvements to the Remaining Premises shall be performed by Tenant at its sole cost and expense using contractors selected by Tenant and approved by Landlord and shall be governed in all respects by the provisions of Article 6 of the Original Lease.
8.	Representations. Each party represents to the other that it has full power and authority to execute this Amendment. Tenant represents that it has not made any assignment, sublease, transfer, conveyance of the Lease or any interest therein or in the Reduction Space other than those explicitly recited herein and further represents that there is not and will not hereafter be any claim, demand, obligation, liability, action or cause of action by any other party claiming through Tenant respecting, relating to or arising out of the Reduction Space, and Tenant agrees to indemnify and hold harmless Landlord and the Landlord Related Parties (as defined in Section 11.6 below) from all liabilities, expenses, claims, demands, judgments, damages or costs arising from any of the same, including without limitation, attorneys’ fees. Tenant acknowledges that Landlord will be relying on this Amendment in entering into leases for the Reduction Space with other parties.

9.	Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:
9.1	Additional Premises References. Effective as of the Reduction Effective Date, any references in the Original Lease to the “Additional Premises” or the “Additional Premises Commencement Date” are hereby deleted in their entirety.

9.2	Monument Signage. Article 45 (Monument Signage) is hereby deleted in its entirety.

9.3	Right of First Offer. The first sentence of Section 41.1 of the Lease is hereby deleted in its entirety and replaced with the following: “Tenant shall have the on-going right of offer (the “Offer Right”) to lease space located on the third (3rd) floor of the Building (“Offer Space”), provided that said space is not already encumbered by options of existing tenants at the Building, effective at such time as the subject Offer Space is vacated by the prior tenant (or, if the prior tenant has confirmed in writing that tenant will not extend or renew its lease prior to vacating the Offer Space, upon such time as Landlord receives such written confirmation).”
10.	Contingencies. This Amendment, as it relates to Suite 330, specifically is contingent upon the modification of that certain Lease, dated December 20, 2005 (the “Barney Lease”), by and between Landlord and Barney & Barney, LLC, a California limited liability company (“Barney”). This Amendment, as it relates to Suite 335, specifically is contingent upon the modification of that certain Lease, dated January 18, 2006 (the “NCSoft Lease”), by and between Landlord and NCSoft Corporation, a Korean corporation (“NCSoft”). Landlord currently is negotiating the terms of an agreement with Barney to amend the Barney Lease (the “Barney Amendment”) to relocate Barney to Suite 330, and Landlord currently is negotiating the terms of an agreement with NCSoft to amend the NCSoft Lease (the “NCSoft Amendment”) to expand the premises leased thereunder to include Suite 335. Landlord and Tenant agree that the foregoing contingencies are independent of each other. For the avoidance of doubt, this Amendment shall be effective (a) with respect to Suite 330 if an acceptable Barney Amendment is executed by Landlord and Barney on or before the Contingency Date (as defined below), and (b) with respect to Suite 335, if an acceptable NCSoft Amendment is executed by Landlord and NCSoft on or before the Contingency Date. If Landlord fails to enter into the Barney Amendment with Barney and/or the NCSoft Amendment with NCSoft in form and substance satisfactory to Landlord on or before the date (the “Contingency Date”) that is the later of (i) July 20, 2007, or (ii) five (5) days following the date this Amendment, executed by Tenant, is delivered to Landlord, then Landlord may terminate this Amendment (or relevant portions thereof) by providing written notice thereof to Tenant, and Landlord and Tenant shall enter into an amendment or other agreement to document any necessary revisions related thereto (i.e., changes to the rent chart reflecting Monthly Installment of Rent, Tenant’s Proportionate Share, etc.).

11.	Miscellaneous.
11.1	This Amendment, including Exhibit A (Outline and Location of Reduction Space) attached hereto, sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment. This Amendment shall not be relied upon by any other party, individual, corporation, partnership or entity as a basis for reducing its lease obligations with Landlord or for any other purpose. Tenant agrees that it shall not disclose any matters set forth in this Amendment or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without obtaining the express written consent of Landlord.

11.2	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

11.3	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

11.4	Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

11.5	The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

11.6	Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment. Tenant agrees to indemnify and hold Landlord, its members, principals, beneficiaries, partners, officers, directors, employees, representatives, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the “Landlord Related Parties”) harmless from all claims of any brokers claiming to have represented Tenant in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment. Landlord agrees to indemnify and hold Tenant, its officers, directors, shareholders, employees, representatives and agents harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment.

11.7	Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

Tenant hereby represents and warrants that neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.” If the foregoing representation is untrue at any time during the Term, an Event of Default under the Lease will be deemed to have occurred, without the necessity of notice to Tenant.
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11.8	Redress for any claim against Landlord under the Lease and this Amendment shall be limited to and enforceable only against and to the extent of Landlord’s interest in the Property. The obligations of Landlord under the Lease are not intended to and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its trustees or board of directors and officers, as the case may be, its investment manager, the general partners thereof, or any beneficiaries, stockholders, employees, or agents of Landlord or the investment manager.
          IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:		TENANT:

RREEF AMERICA REIT II CORP. FFF, a Maryland corporation		AVANIR PHARMACEUTICALS, a California corporation

By:	RREEF Management Company, a Delaware corporation, its Authorized Agent

By:	/s/ Keith Walters	By:	/s/ Keith Katkin

Name:	Keith Walters	Name:	Keith Katkin

Title:	Vice President, District Manager	Title:	President and CEO

Dated:	7/19/07	Dated:	7/18/07

		By:	/s/ Martin Sturgeon

		Name: Title:	Martin Sturgeon CFO

		Dated:	7/18/07

EXHIBIT A — OUTLINE AND LOCATION OF REDUCTION SPACE
attached to and made a part of the Amendment dated as of July 18, 2007, between RREEF AMERICA REIT II CORP. FFF, a Maryland corporation, as Landlord and AVANIR PHARMACEUTICALS, a California corporation, as Tenant
Exhibit A is intended only to show the general layout of the Reduction Space as of the beginning of the Reduction Effective Date. It does not in any way supersede any of Landlord’s rights set forth in the Lease with respect to arrangements and/or locations of public parts of the Building and changes in such arrangements and/or locations. It is not to be scaled; any measurements or distances shown should be taken as approximate.

Initials

A-1